Exhibit 99.1

FOR IMMEDIATE RELEASE

CardioTech Sells Catheter and Disposables Technology
for $1.2 Million to TACPRO, Inc.

Cash Proceeds to be Used for CardioTech’s Growth Initiatives

WILMINGTON, MASS., March 31, 2008– CardioTech International, Inc. (AMEX: CTE), a developer and manufacturer of advanced materials and medical devices for the treatment of cardiovascular and other diseases, announced today that it has sold its Catheter and Disposables Technology, Inc. subsidiary (“CDT”) to TACPRO, Inc.  TACPRO, Inc. is a medical device and design company that is a full-service provider of high quality medical devices and specializes in catheters and delivery systems.  The purchase price was approximately $1.2 million in cash, of which $240,000 of the purchase price will be held in a one-year escrow to fund CardioTech’s post-closing indemnification obligations to TACPRO, Inc., if any.  After the escrow funding and estimated transaction costs, CardioTech will realize approximately $734,000 in cash proceeds from the sale of CDT.  CardioTech will incur an additional non-cash expense related to warrants issued in connection with an investment bank that advised CardioTech.

Commenting on the sale of CDT, President and CEO Michael Adams, CardioTech, said, “The sale of CDT provides TACPRO, Inc. an excellent opportunity to expand its operations into the Minnesota medical device region.  CardioTech’s direction is targeted to being a world class technology business focused on customer-driven solutions in the medical device industry.  The sale will permit the ongoing redeployment of capital into our growth initiatives focused on licensing and selling specialized materials to medical device manufacturers.  The sale of CDT is an important milestone which allows CardioTech to direct management expertise and resources into executing the Company’s strategic growth plan.”

Nitin Matani, President/CEO, TACPRO, Inc. said, “CDT represents an opportunity for TACPRO, Inc. to expand its presence in the Midwest region. The acquisition of CDT is the first step in achieving our strategic growth objective. We are excited at being able to extend additional resources, experience, and knowledge to our current and future customers.”

About CardioTech International:

CardioTech International, Inc. is a medical device company that designs, develops, manufactures and sells innovative products and materials for the treatment of cardiovascular, orthopedic, oncology, urology and other diseases.  The Company’s business model calls for leveraging its technological and manufacturing expertise in order to expand its royalty and license fee income, develop next generation polymers and manufacture new and complex medical devices.  CardioTech is conducting its first clinical trial for regulatory approval in Europe for its CardioPass™ synthetic coronary bypass graft.  The Company generates revenues from sales of advanced medical devices and materials, as well as from contracted product design and development services.  More information about CardioTech is available at its website: http://www.cardiotech-inc.com.

Forward-Looking Statements:
CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2007, September 30, 2007 and December 31, 2007.  CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:
Eric Walters                                                                           Sylvia Dresner
Vice President & Chief Financial Officer                          Senior Vice President
CardioTech International, Inc.                                           VMW Corporate & Investor Relations
978-657-0075                                                                          212-616-6161